UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FOOTSTAR, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 5, 2011, Footstar, Inc. mailed the following letter to its stockholders:

Footstar, Inc.
933 MacArthur Boulevard
Mahwah, New Jersey 07430

July 5, 2011

Dear Stockholder:

WE NEED YOUR VOTE

The special meeting of stockholders of Footstar, Inc. (“Footstar” or the “Company”), originally scheduled to be held on June 29, 2011, has been adjourned until July 21, 2011, at noon, local time, at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022.  If you have already voted, thank you for your response.  If you have not yet voted, please vote today.

WE NEED YOUR HELP EVEN IF YOU NO LONGER OWN
COMMON SHARES OF FOOTSTAR

We recently mailed you proxy materials to obtain your vote on a proposal to revoke the Amended Plan of Complete Dissolution and Liquidation of Footstar, Inc. (“Plan of Liquidation”) and the related dissolution of the Company (the “Proposal”).  The Company’s Board of Directors has unanimously approved this Proposal and recommends that you vote “FOR” its approval.  This Proposal cannot be approved without the affirmative vote of holders of a majority of the Company’s outstanding common stock as of May 5, 2009, the record date.

EVERY VOTE COUNTS – PLEASE VOTE TODAY

As you may have read, on April 5, 2011, CPEX Pharmaceuticals, Inc. (“CPEX”) became an indirect, majority-owned subsidiary of the Company.  As a result of this acquisition, the Company is required to either revoke the Plan of Liquidation so it can continue as a going concern, or will have to consider costly alternative actions, which may have negative tax consequences for the Company and its stockholders and cause the Company to incur significant legal fees.

If the Proposal to revoke the Plan of Liquidation is not approved, the Company will eventually be dissolved pursuant to the Plan of Liquidation, and the costly alternatives which will likely be required include taking the actions necessary to spin-off the common stock of the Company’s subsidiary as a special dividend or other distribution, prior to the Company’s dissolution, so that the Company’s stockholders can continue to participate in any earnings resulting from the acquisition of CPEX.  Your Board believes it would be preferable and in the best interests of stockholders to approve this Proposal and revoke the Plan of Liquidation.

Regardless of whether the Proposal is approved, Company stockholders will retain an interest in CPEX, however, the approval of the Proposal is the most cost-effective and efficient way to accomplish this result.

Your vote is important, even if you no longer own common shares of Footstar.  Failure to vote will have the same effect as a vote “AGAINST” the Proposal.

Voting is quick and easy.  We encourage you to vote “FOR” the Proposal today using one of these options:

•	By email (holders may sign and date the enclosed proxy card and email to proxy@mackenziepartners.com);

•	By fax to (212) 929-0308; or

•	By signing and returning the enclosed proxy card in the prepaid overnight delivery envelope provided.

If you have any further questions or need assistance voting, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885.

Sincerely,

/s/ Jonathan M. Couchman

Jonathan M. Couchman
President and Chief Executive Officer